Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-285184) on Form S-3 and (Nos. 333-279764, 333-204171, and 333-287490) on Form S-8 of our reports dated February 23, 2026, with respect to the consolidated financial statements of Apple Hospitality REIT, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Richmond, Virginia
February 23, 2026